Free Writing Prospectus, dated May 19, 2026

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated May 1, 2026

Registration Statement Nos. 333-293890 and 333-293890-01

Appalachian Power Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$1,375,500,000 Series 2026-A Senior Secured SAC Bonds (the “SAC bonds”)

Issuing Entity:	Appalachian Power Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Appalachian Power Company

Trustee:	U.S. Bank Trust Company, National Association

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers	Jefferies LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	May 27, 2026(2)

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2027(3)

Applicable Time:	2:03 PM (Eastern time) on May 19, 2026

Proceeds:	The total initial price to the public is $1,375,454,837.55. The total amount of the underwriting discounts and commissions is $5,502,000. The total amount of proceeds to the Issuing Entity before deduction of other expenses (estimated to be $5,696,416) is $1,369,952,837.55.

Initial SAC Charge as a Percentage of Customer’s Bill:	The Initial SAC Charge for the SAC bonds offered hereby is expected to represent approximately 7.1% of the total bill for a typical 1,000 kWh/month Virginia Commission-jurisdictional area residential customer as of February 20, 2026

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The issuing entity expects to deliver the SAC bonds against payment for the SAC bonds on or about May 27, 2026, which will be the fifth business day following the date of pricing of the SAC bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade SAC bonds on the date of pricing or the succeeding four business days will be required, by virtue of the fact that the SAC bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

(3)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$450,000,000	5.01	10/01/2035	10/01/2037	4.961%	99.99991%	0.40%	$448,199,595.00
A-2	$325,500,000	11.54	04/01/2040	04/01/2042	5.371%	99.99401%	0.40%	$324,178,502.55
A-3	$600,000,000	17.12	04/01/2046	04/01/2048	5.836%	99.99579%	0.40%	$597,574,740.00

(1)	Interest on the SAC bonds will accrue from May 27, 2026, and must be paid by the purchaser if the SAC bonds are delivered after that date.

Tranche	CUSIP	ISIN
A-1	037975 AA7	US037975AA76
A-2	037975 AB5	US037975AB59
A-3	037975 AC3	US037975AC33

Subject to the terms and conditions in the underwriting agreement among the issuing entity, Appalachian Power Company and the underwriters, for whom Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as representatives, the issuing entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the SAC bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Goldman Sachs & Co. LLC	$157,500,000	$113,925,000	$210,000,000
J.P. Morgan Securities LLC	$90,000,000	$65,100,000	$120,000,000
RBC Capital Markets, LLC	$90,000,000	$65,100,000	$120,000,000
Jefferies LLC	$37,500,000	$27,125,000	$50,000,000
Morgan Stanley & Co. LLC	$37,500,000	$27,125,000	$50,000,000
SMBC Nikko Securities America, Inc.	$37,500,000	$27,125,000	$50,000,000
Total	$450,000,000	$325,500,000	$600,000,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

	Tranche A-1	Tranche A-2	Tranche A-3
Selling Concession	0.24%	0.24%	0.24%
Reallowance Discount	0.12%	0.12%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED AMORTIZATION SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal Balance	Tranche A-2 Principal Balance	Tranche A-3 Principal Balance
Closing Date	$450,000,000.00	$325,500,000.00	$600,000,000.00
1-Apr-27	$414,951,569.00	$325,500,000.00	$600,000,000.00
1-Oct-27	$393,375,219.93	$325,500,000.00	$600,000,000.00
1-Apr-28	$371,291,610.89	$325,500,000.00	$600,000,000.00
1-Oct-28	$348,688,816.20	$325,500,000.00	$600,000,000.00
1-Apr-29	$325,554,629.81	$325,500,000.00	$600,000,000.00
1-Oct-29	$301,876,558.70	$325,500,000.00	$600,000,000.00
1-Apr-30	$277,641,816.14	$325,500,000.00	$600,000,000.00
1-Oct-30	$252,837,314.78	$325,500,000.00	$600,000,000.00
1-Apr-31	$227,449,659.59	$325,500,000.00	$600,000,000.00
1-Oct-31	$201,465,140.63	$325,500,000.00	$600,000,000.00
1-Apr-32	$174,869,725.63	$325,500,000.00	$600,000,000.00
1-Oct-32	$147,649,052.42	$325,500,000.00	$600,000,000.00
1-Apr-33	$119,788,421.18	$325,500,000.00	$600,000,000.00
1-Oct-33	$91,272,786.50	$325,500,000.00	$600,000,000.00
1-Apr-34	$62,086,749.25	$325,500,000.00	$600,000,000.00
1-Oct-34	$32,214,548.26	$325,500,000.00	$600,000,000.00
1-Apr-35	$1,640,051.83	$325,500,000.00	$600,000,000.00
1-Oct-35	$0.00	$295,846,748.99	$600,000,000.00
1-Apr-36	$0.00	$263,728,484.31	$600,000,000.00
1-Oct-36	$0.00	$230,758,443.25	$600,000,000.00
1-Apr-37	$0.00	$196,914,036.70	$600,000,000.00
1-Oct-37	$0.00	$162,172,076.49	$600,000,000.00
1-Apr-38	$0.00	$126,508,759.50	$600,000,000.00
1-Oct-38	$0.00	$89,899,651.34	$600,000,000.00
1-Apr-39	$0.00	$52,319,669.63	$600,000,000.00
1-Oct-39	$0.00	$13,743,066.81	$600,000,000.00
1-Apr-40	$0.00	$0.00	$574,143,412.48
1-Oct-40	$0.00	$0.00	$533,432,295.21
1-Apr-41	$0.00	$0.00	$491,545,033.76
1-Oct-41	$0.00	$0.00	$448,447,649.33
1-Apr-42	$0.00	$0.00	$404,105,181.46
1-Oct-42	$0.00	$0.00	$358,481,659.69
1-Apr-43	$0.00	$0.00	$311,540,074.38
1-Oct-43	$0.00	$0.00	$263,242,346.67
1-Apr-44	$0.00	$0.00	$213,549,297.61
1-Oct-44	$0.00	$0.00	$162,420,616.36
1-Apr-45	$0.00	$0.00	$109,814,827.51
1-Oct-45	$0.00	$0.00	$55,689,257.42
1-Apr-46	$0.00	$0.00	$0.00

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
1-Apr-27	$35,048,431.00	$0.00	$0.00
1-Oct-27	$21,576,349.07	$0.00	$0.00
1-Apr-28	$22,083,609.04	$0.00	$0.00
1-Oct-28	$22,602,794.69	$0.00	$0.00
1-Apr-29	$23,134,186.39	$0.00	$0.00
1-Oct-29	$23,678,071.11	$0.00	$0.00
1-Apr-30	$24,234,742.56	$0.00	$0.00
1-Oct-30	$24,804,501.36	$0.00	$0.00
1-Apr-31	$25,387,655.19	$0.00	$0.00
1-Oct-31	$25,984,518.96	$0.00	$0.00
1-Apr-32	$26,595,415.00	$0.00	$0.00
1-Oct-32	$27,220,673.21	$0.00	$0.00
1-Apr-33	$27,860,631.24	$0.00	$0.00
1-Oct-33	$28,515,634.68	$0.00	$0.00
1-Apr-34	$29,186,037.25	$0.00	$0.00
1-Oct-34	$29,872,200.99	$0.00	$0.00
1-Apr-35	$30,574,496.43	$0.00	$0.00
1-Oct-35	$1,640,051.83	$29,653,251.01	$0.00
1-Apr-36	$0.00	$32,118,264.68	$0.00
1-Oct-36	$0.00	$32,970,041.06	$0.00
1-Apr-37	$0.00	$33,844,406.55	$0.00
1-Oct-37	$0.00	$34,741,960.21	$0.00
1-Apr-38	$0.00	$35,663,316.99	$0.00
1-Oct-38	$0.00	$36,609,108.16	$0.00
1-Apr-39	$0.00	$37,579,981.71	$0.00
1-Oct-39	$0.00	$38,576,602.82	$0.00
1-Apr-40	$0.00	$13,743,066.81	$25,856,587.52
1-Oct-40	$0.00	$0.00	$40,711,117.27
1-Apr-41	$0.00	$0.00	$41,887,261.45
1-Oct-41	$0.00	$0.00	$43,097,384.43
1-Apr-42	$0.00	$0.00	$44,342,467.87
1-Oct-42	$0.00	$0.00	$45,623,521.77
1-Apr-43	$0.00	$0.00	$46,941,585.31
1-Oct-43	$0.00	$0.00	$48,297,727.71
1-Apr-44	$0.00	$0.00	$49,693,049.06
1-Oct-44	$0.00	$0.00	$51,128,681.25
1-Apr-45	$0.00	$0.00	$52,605,788.85
1-Oct-45	$0.00	$0.00	$54,125,570.09
1-Apr-46	$0.00	$0.00	$55,689,257.42

Total Payments	$450,000,000	$325,500,000	$600,000,000

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.35 Standard Deviations from Mean)		-15% (4.64 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs) (1)	Change (days) (1) (2)	WAL (yrs)	Change (days) (1)
A-1	5.01	5.01	0	5.01	0
A-2	11.54	11.54	0	11.54	0
A-3	17.12	17.12	0	17.12	0

(1)	Number is rounded to whole days.

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (a) in relation to the initial forecast, the forecast error stays constant over the life of the SAC bonds and is equal to an overestimate of electricity consumption of 5% (1.35 standard deviations from mean) or 15% (4.64 standard deviations from mean); (b) the servicer makes timely and accurate filings to make a true-up adjustment to the SAC charges at least annually; (c) customer write-off rates are held constant at 0.30%; (d) customers remit all SAC charges 29 days after such charges are billed; (e) ongoing financing costs are equal to projections; (f) a permanent loss of all customers has not occurred; (g) there is no acceleration of the final maturity date of the SAC bonds; and (h) the issuance date of the SAC bonds is May 27, 2026. There can be no assurance that the weighted average life of the SAC bonds will be as shown.

Appalachian Power Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Appalachian Power Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Appalachian Power Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, by calling J.P. Morgan Securities LLC toll-free at 1-800-408-1016, or by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829.